Exhibit11

                  SCHERING-PLOUGH CORPORATION AND SUBSIDIARIES
                    COMPUTATION OF EARNINGS PER COMMON SHARE
                 (Dollars in millions, except per share figures)


                                                       Nine Months
          Ended
                                                         September 30,
                                                              1994
          1993

Net Income Applicable to Common Shares. . . . . .      $ 718.2        $541.9


     Earnings per Common Share, As Reported:
 Average Number of Common Shares
Outstanding (in thousands). . . . . . . . . . .        192,529       195,635

Earnings per Common Share. . . . . . . . . . . .       $  3.73       $  2.77

     Earnings per Common Share, Assuming
     Full Dilution: (a)

     Average Number of Common Shares
 Outstanding (in thousands) . . . . . . . . . .        192,529       195,635

     Shares Contingently Issuable for
 Stock Incentive Plans (in thousands) . . . . .          2,254         2,463

     Average Number of Common Shares and
      Common Share Equivalents Outstanding
   (in thousands) . . . . . . . . . . . . . . . .      194,783       198,098


     Earnings per Common Share, Assuming
 Full Dilution. . . . . . . . . . . . . . . . .        $  3.69      $   2.74

     (a) This calculation is submitted in accordance with the regulations of the Securities and Exchange Commission although not required by APB Opinion No. 15 because it results in dilution of less than 3%.